Exhibit 10.1

Execution Version

FACILITY AGREEMENT

FACILITY AGREEMENT (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”), dated as of February 5, 2013, between Pacific Biosciences of California, Inc., a Delaware corporation (the “Borrower”), and the lenders set forth on the signature page of this Agreement (the “Lenders” and, together with the Borrower, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to borrow from the Lenders twenty million five hundred thousand Dollars ($20,500,000) for the purpose described in Section 2.1; and

WHEREAS, the Lenders desire to make loans to the Borrower for such purpose,

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person:

(a) that owns, directly or indirectly, in the aggregate more than 10% of the beneficial ownership interest of such Person;

(b) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

(c) that directly or indirectly is a general partner, controlling shareholder, or managing member of such Person.

“Agreement Date” means the date of this Agreement.

“Applicable Laws” means all statutes, rules and regulations of the U.S. Food and Drug Administration (“FDA”) and of other Governmental Authorities in the United States or elsewhere exercising regulatory authority similar to that of the FDA applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by or on behalf of the Borrower or its Subsidiaries.

“Authorizations” has the meaning set forth in Section 3.1(p).

“Business Day” means a day on which banks are open for business in The City of New York and San Francisco, California.

“Cash and Cash Equivalents” means the amount of cash and cash equivalents and marketable securities shown on the Borrower’s consolidated balance sheet included in the SEC Reports or otherwise made available to the Borrower’s stockholders.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Common Stock” means the common stock, par value $0.001 per share, of the Borrower.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement” has the meaning given to it in Section 2.2.

“Disclosure Schedule” means the disclosure schedule attached to this Agreement.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America, other than any such Subsidiary substantially all of the assets of which consist of stock in Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Taxes” means with respect to any Lender, (a) income or franchise Taxes imposed on (or measured by) such Lender’s net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or incorporated or in which the principal office or applicable lending office of such Lender is located or with which it has a present or former connection (other than any connection arising solely from having executed, delivered, performed its obligations or received payment under, or enforced this Agreement), (b) any branch profits Taxes imposed by the United States of America, or (c) any withholding Tax that is imposed on amounts payable to the Lender under laws in effect at the time the Lender becomes a party to this Agreement (or designates a new lending office) or is directly attributable to such Lender’s failure or inability to comply with Section 2.5(d), except to the extent that the Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.5(a) or is legally unable to comply with Section 2.5(d) as a result of any change in law occurring subsequent to the date such Lender becomes a party to this Agreement (or designates a new lending office).

“Final Payment” means such amount as may be necessary to repay the outstanding principal amount of the Notes and any other amounts owing by the Borrower to the Lenders pursuant to the Transaction Documents.

“Final Payment Date” means, subject to Section 2.3(a), the earlier of (i) the date on which the Borrower repays the Notes (together with any other amounts accrued and unpaid under the Transaction Documents) and (ii) the seventh anniversary of the Agreement Date.

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Government Authority” means any government, governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, whether domestic or foreign, federal, state or local, having jurisdiction over the matter or matters and Person or Persons in question.

“Hedging Obligations” means all liabilities under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether the Borrower and its Subsidiaries is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which liabilities the Borrower or its Subsidiaries otherwise assures a creditor against loss.

“Indebtedness” means the following:

(i) all indebtedness for borrowed money;

(ii) the deferred purchase price of assets or services (other than payables) which in accordance with GAAP would be shown to be a liability on the balance sheet (or on the liability side of a balance sheet);

(iii) all guarantees of Indebtedness;

(iv) the maximum amount of all letters of credit issued or acceptance facilities established for the account of the Borrower and any of its Subsidiaries, including without duplication, all drafts drawn thereunder;

(v) all capitalized lease obligations (determined in accordance with GAAP on the Agreement Date);

(vi) all Indebtedness of another Person secured by any Lien on any property of the Borrower or its Subsidiaries, whether or not such Indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by the Borrower or its Subsidiaries, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured);

(vii) the net liability in respect of all Hedging Obligations; and

(viii) indebtedness created or arising under any conditional sale or title retention agreement.

In no event shall the term “Indebtedness” include (a) any indebtedness under any overdraft or cash management facilities or under credit cards or purchase card arrangements so long as any such indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (b) any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP (as in effect on the Agreement Date), (c) any liability for federal, state, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP, (d) accrued liabilities in the ordinary course of business or (e) any customer deposits or advance payments received in the ordinary course of business.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes.

“Indemnity” has the meaning given to it in Section 6.11.

“Interest Rate” means 8.75% simple interest per annum.

“IP” and “Intellectual Property” have the respective meanings given to them in Section 3.1(l).

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, or other encumbrance on or with respect to property or interest in property.

“Loan” means the loan made available by the Lenders to the Borrower pursuant to Section 2.2 in the aggregate amount of twenty million, five hundred thousand Dollars ($20,500,000) or, as the context may require, the principal amount thereof from time to time outstanding.

“Loss” has the meaning given to it in Section 6.11.

“Major Transaction” has the meaning set forth in the Warrants.

“Majority in Interest” means the Lenders holding Notes representing a majority of the aggregate principal amount of the outstanding Notes.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or assets of the Borrower and its Subsidiaries,

taken as a whole, (b) the validity or enforceability of any material provision of any Transaction Document, (c) the ability of the Borrower to timely perform the Obligations or (d) the rights and remedies of the Lenders, taken as a whole, under any Transaction Document.

“Milestone” means that Net Sales for the 12 month period from the beginning of the second calendar quarter of 2014 through the first calendar quarter of 2015 are at least $41 million.

“Net Proceeds” means in connection with any Qualified Financing, the cash proceeds received from such Qualified Financing, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other out-of-pocket fees and expenses actually incurred in connection therewith.

“Net Sales” means, without duplication, the aggregate gross amount invoiced by or on behalf of the Borrower or any of its Subsidiaries or any direct or indirect assignee or licensee of the Borrower for products sold globally in bona fide, arm’s length transactions, less customary deductions determined, without duplication, in accordance with the selling Person’s customary accounting methods as generally and consistently applied for: (i) cash or terms discounts, (ii) sales, use and value added taxes (if and only to the extent included in the gross invoice amount), (iii) reasonable and customary accruals for third party rebates and chargebacks, (iv) returns and (v) recalls.

“Notes” means the Notes issued to the Lenders evidencing the Loan in the form attached hereto as Exhibit A.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with the Transaction Documents other than the Registration Rights Agreement and the Warrants.

“Organizational Documents” means the Certificate of Incorporation and Bylaws, each as amended to date, of the Borrower or its Subsidiaries, as the context may require.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, duties, other charges or similar levies, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment) arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Transaction Document.

“Permitted Affiliate Transaction” means (a) transactions between and among the Borrower and any of its Subsidiaries or between and among any Subsidiaries of Borrower, (b) Permitted Distributions (c) indemnification arrangements, employee agreements or arrangements, compensation arrangements (including equity-based compensation) and reimbursement of expenses of current or former officers, employees or directors and (d) compensation, retention, bonus or similar arrangements entered into in the ordinary course of business or approved by the Borrower’s board of directors (or a committee thereof), (e) transactions contemplated by the Transaction Documents, (f) transactions on terms not less favorable to the Borrower or any of its Subsidiaries than could be obtained on an arm’s length basis from unrelated third parties, (g) transactions, collaborative arrangements, licensing agreements, joint ventures, partnerships and similar business arrangements permitted by Section 5.2(iii) and (h) licenses, customer agreements, vendor agreements and other agreements and arrangements entered into in the ordinary course of business.

“Permitted Distributions” means:

(i) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements;

(ii) distributions or dividends consisting solely of the Borrower’s capital stock;

(iii) distributions of rights under, and purchases for value of any rights distributed, in connection with any stockholder rights plan;

(iv) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(v) purchases of capital stock pledged as collateral for loans to employees;

(iv) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(v) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations;

(vi) the settlement or performance of such Person’s obligations under any warrant, equity derivative transaction, option contract or similar transaction or combination of transactions;

(vii) in connection with any acquisition, (A) receive or accept the return to the Borrower or any of its Subsidiaries of Capital Stock of the Borrower or any of its Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims or (B) make payments or distributions to dissenting stockholders pursuant to applicable law;

(viii) other payments (other than dividends), distributions, redemptions, retirements or purchases in an aggregate amount not to exceed $250,000 in any fiscal year; and

(ix) dividends and distributions from any Subsidiary of the Borrower to the Borrower or any other Subsidiary.

“Permitted Indebtedness” means Indebtedness existing as of the Agreement Date and set forth in the Disclosure Schedule and:

(i) the Obligations;

(ii) Indebtedness described under Item (ii) (including any adjustment of purchase price, earnout, indemnification and other similar obligations incurred in an acquisition) under the definition of Indebtedness;

(iii) Indebtedness described Item (v) under the definition of Indebtedness;

(iv) Indebtedness secured by purchase money Liens; provided that such Indebtedness when incurred by the Borrower or any of its Subsidiaries shall not exceed the purchase price of the asset(s) financed;

(v) Indebtedness of any Person acquired or assumed pursuant to an acquisition, provided that such Indebtedness is either (i) not incurred in contemplation of or in connection with such acquisition or (ii) constitutes Indebtedness owing to the seller of the assets acquired in such acquisition;

(vi) Hedging Obligations incurred in the ordinary course of business not for speculative purposes;

(vii) Indebtedness in respect of (i) unsecured letters of credit or bank guaranties in an aggregate outstanding amount not to exceed $100,000 at any time or (ii) secured letters of credit or bank guaranties;

(viii) Performance bonds, surety bonds, bank guaranties and similar instruments incurred in the ordinary course of business;

(ix) Guarantees with respect to any Permitted Indebtedness;

(x) Indebtedness (i) of the Borrower to any Subsidiary or (ii) of any Subsidiary to Borrower or any other Subsidiary;

(xi) Unsecured Subordinated Indebtedness in an aggregate principal amount at any time outstanding not to exceed $250,000; provided, however, that such Indebtedness shall not provide for repayments of principal until the Obligations have been paid in full and shall provide for interest at market rates.

(xii) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply agreements;

(xiii) Indebtedness incurred to purchase equipment; and

(xiv) Any refinancings, renewals, extensions, increases or replacements of Indebtedness listed in clauses (ii), (iii), (iv) and (v) so long as no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing.

“Permitted Liens” means:

(i) Liens existing on the Agreement Date and set forth in the Disclosure Schedule, and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by clause (iii) or (iv) of the definition of Permitted Indebtedness;

(ii) Liens in favor of the Lenders;

(iii) Carriers’, warehousemen’s mechanics’ materialmen’s, repairmen’s, landlords’ and other statutory or common law Liens created by operation of applicable law;

(iv) Liens arising in the ordinary course of business and securing obligations that are not more than 30 days past due or are being contested in good faith by appropriate proceedings;

(v) Liens for taxes, assessments or governmental charges or levies that are (A) not yet due, (B) not yet delinquent for a period of more than 30 days, (C) not subject to penalties for nonpayment or (D) that are being contested in good faith by appropriate proceedings;

(vi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(vii) Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ accounts maintained in the ordinary course of the Borrower’s and its Subsidiaries’ business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(viii) Liens securing Indebtedness permitted pursuant to clauses (iii), (iv), (v) and (viii) of the definition of Permitted Indebtedness;

(ix) Lessor Liens;

(x) Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(xi) Deposits to secure (i) the performance of tenders, bids, trade contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business (including earnest money deposits in respect of any acquisition), or (ii) indemnification obligations relating to any disposition;

(xii) Easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(xiii) Leases, licenses or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(xiv) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection;

(xv) Good faith deposits required in connection with any acquisition or letter of intent;

(xvi) To the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any acquisition;

(xvii) Liens (i) on advances of cash or cash equivalents in favor of the seller of any property to be acquired by the Borrower or any of its Subsidiaries to be applied against the purchase price for such acquisition; provided, that (x) the aggregate amount of such advances of cash or cash equivalents shall not exceed the purchase price of such acquisition and (y) the property is acquired within 90 days following the date of the first such advance so made; and (ii) consisting of an agreement to dispose of any property in a disposition of assets, in each case, solely to the extent such acquisition or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(xviii) Deposits as security for contested taxes or contested import or customs duties;

(xix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xx) Statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies);

(xxi) Any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the equity interests of any joint venture or similar arrangement pursuant to the terms thereof;

(xxii) Liens on the assets of a Person existing at the time such assets are acquired or Person becomes a Subsidiary of the Borrower; provided, however, that any such Lien may not extend to any other assets of the Borrower or any other Subsidiary that is not a direct Subsidiary of such Person; provided further, that any such Lien was not created in anticipation of or in connection with such acquisition;

(xxiii) “march-in” and other rights of the U.S. government pursuant to the Bayh-Dole Act (35 U.S.C. Section 200-212 and 37 C.F.R. 401);

(xxiv) Additional Liens; provided that the Indebtedness or other obligations secured thereby do not exceed $250,000 in the aggregate outstanding at any time;

(xxv) Liens on cash collateral securing obligations in respect of credit card and/or purchase card arrangements; and

(xxvi) Liens on cash collateral securing reimbursement obligations of the Borrower and its Subsidiaries under letters of credit.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Register” has the meaning set forth in Section 1.4 (b).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Agreement Date, by and among the Borrower and the Lenders, as amended, restated, modified or supplemented from time to time.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the annual, quarterly and periodic reports filed by the Borrower with the SEC.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreement” mean the agreement executed on the Agreement Date pursuant to which the Borrower grants to the Lenders a lien the collateral described therein to secure its obligations under the Transaction Documents (excluding the Warrants and the Registration Rights Agreement).

“Subordinated Indebtedness” is indebtedness incurred by the Borrower subordinated to all of the Obligations (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Lenders holding a Majority in Interest entered into between the Lenders and the other creditor), on terms acceptable to the Lenders holding a Majority in Interest.

“Subsidiary” or “Subsidiaries” means, as to the Borrower, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file consolidated combined or unitary tax returns.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, all other governmental charges, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment).

“Transaction Documents” means this Agreement, the Notes, the Security Agreement and any other document or instrument delivered in connection with any of the foregoing and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein.

“Warrants” has the meaning given to it in Section 2.10.

“Warrant Shares” has the meaning set forth in Section 3.1(w).

Section 1.2 Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Transaction Documents means such document as the same shall be amended, restated, supplemented or modified and from time to time in effect.

Section 1.3 Business Day Adjustment. If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day.

Section 1.4

(a) The Borrower or its agent shall record on its books and records the amount of the Loan, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loan made by the Lenders to the Borrower and the interest and payments thereon.

(b) The Borrower or its agent shall establish and maintain at the Borrower’s address referred to in Section 6.1, a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan, and any assignment of any such interest, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loan and each funding of any participation therein, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loan.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Notes evidencing the Loan) is a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Borrower and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or such Lender at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1 Use of Proceeds. The proceeds of the Loan will be used for working capital and general corporate purposes.

Section 2.2 Disbursement. Subject to the conditions set forth in Article 4, the Lenders shall advance the Loan to the Borrower in one disbursement (the “Disbursement”) on the Agreement Date. The Lenders shall fulfill the Disbursement in accordance with their respective allocations set forth on Schedule 1.

Section 2.3 Payment. Payments on account of the principal amount of the Notes shall be made only as follows: (a) If the Milestone has not been reached, the Borrower shall, at Lender’s option and upon notice to the Borrower, pay to the Lenders on each of the third, fourth and fifth anniversaries of the Agreement Date one-third of the initial principal amount of the Notes.

(b) The Borrower shall pay to the Lenders the outstanding principal amount of the Notes on (i) the Final Payment Date, (ii) the date the principal amount of the Notes are declared to be or automatically becomes due and payable following an Event of Default, and (ii) pursuant to the provisions of Section 5.3.

(c) The Notes shall be deemed prepaid and without premium, to the extent a Lender satisfies the payment of the Exercise Price (as such term is defined in the Warrants) through a reduction of the principal amount outstanding under such Lender’s Note in accordance with Section 3(a)(i) of the Warrants.

(d) Except as set forth in the next succeeding sentence, each payment shall be applied first, to accrued and unpaid interest and second, to principal and shall be allocated among the Lenders in accordance with their respective allocations set forth on Schedule 1 hereto as such allocations may be revised by the Lenders from time to time. Each payment pursuant to Section 2.3(e) shall be applied first, to accrued and unpaid interest and second, to principal in such allocation, in inverse order of maturity

(e) From and after the date hereof at the election of the Lenders holding a Majority in Interest, Borrower shall apply 25% of the Net Proceeds from any financing that includes, in whole or in part, an equity component, including without limitation, the sale or issuance of Common Stock, Convertible Securities or Options (“Qualified Financings”) to the payment of the Notes. The Borrower shall give notice to the Lenders of a Qualified Financing within 5 days after the consummation thereof. Within 5 days after the receipt of such notice, the Lenders holding a Majority in Interest, in the exercise of their sole discretion, may deliver a notice to the Borrower requiring prepayment of the Notes in accordance with this Section 2.3(e) (a “Prepayment Notice”). Such payment shall be made by the Borrower within five (5) Business Days following the receipt by the Borrower of such Prepayment Notice and shall be applied in accordance with Section 2.3(d).

As used herein, (i) “Options” shall mean warrants or other rights to subscribe for or to purchase options for the purchase of shares of Common Stock, other than any rights or options issued or granted pursuant to any of the Borrower’s equity compensation plans or employee stock purchase plans, or the Warrants, and (ii) “Convertible Securities” shall mean any stock or security (including any debt security) convertible or exchangeable for shares of Common Stock, other than any rights or options issued or granted pursuant to any of the Borrower’s equity compensation plans or employee stock purchase plans, or the Warrants.

(f) Notwithstanding the foregoing, in no event shall either of the following constitute a Qualified Financing: (i) any sale or issuance of Common Stock, Convertible Securities or Options in connection with a Permitted Collaborative Transaction (as defined below) or (ii) the sale or issuance by the Company, in one or more transactions, of up to 15,000,000 shares of Common Stock (as adjusted for any stock split, stock or combination), including the shares issuable upon exercise or conversion of Options or Convertible Securities (as adjusted for any stock split, stock or combination), but excluding for purposes of determining such 15,000,000 shares (x) any shares of Common Stock issued or sold pursuant to any of the Borrower’s equity compensation plans or employee stock purchase plans, (y) any shares of Common Stock, Options and Convertible Securities sold or issued in connection with a Permitted Collaborative Transaction (as defined below) and (z) the Warrants. For purposes herein, “Permitted Collaborative Transaction” means a collaborative arrangement, licensing agreement, joint venture, partnership or similar business arrangement relating primarily to research involving, or development and/or commercial exploitation of, or the right to develop or commercially exploit, the technology, intellectual property or products of the Borrower/Subsidiary and/or the other party or parties thereto, which party or parties must be primarily engaged in the sale of products and/or services into the life sciences, clinical diagnostics, applied research, public health, forensics, food safety, animal health or manufacturing QC market or any other market applicable to the technology, intellectual property or products of the Borrower/Subsidiary.

Section 2.4 Payments. Payments of any amounts due to the Lenders under this Agreement shall be made in Dollars in immediately available funds prior to 4:00 p.m. New York City time on such date that any such payment is due, at such bank or places as the Lenders shall from time to time designate in writing at least 5 Business Days prior to the date such payment is due. The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Transaction Documents, except for any costs imposed by the Lenders’ banking institutions.

Section 2.5 Taxes, Duties and Fees.

(a) Any and all payments hereunder or under any other Transaction Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Taxes except as required by applicable law. If Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Transaction Document, (i) the sum payable shall be increased by as much as shall be necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.5) the Lenders shall receive an amount equal to the sum they would have received had no such deductions been made (any and all such additional amounts payable to Lenders shall hereafter be referred to as the “Additional Amounts”), (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such Taxes, Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(b) In addition, Borrower agrees to pay, and authorizes Lenders to pay in its name, all Other Taxes. Within 30 days after the date of any payment of Other Taxes, Borrower shall furnish to Lenders the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to the Lenders holding a Majority in Interest.

(c) Borrower shall reimburse and indemnify, within 10 days after receipt of demand therefor, each Lender for all Indemnified Taxes (including all Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.5(c)) paid by such Lender, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to Borrower shall be conclusive, binding and final for all purposes, absent manifest error.

(d) Each Lender (other than a Foreign Person (as hereinafter defined)) on or before the Agreement Date shall provide to Borrower a properly completed and executed IRS Form W-9 certifying that such Lender is organized under the laws of the United States. Each

Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Person”) that is entitled to an exemption from or reduction in U.S. withholding tax shall provide Borrower with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-8IMY (including all required attachments) or other applicable form, or any other applicable certificate or document reasonably requested by the Borrower, and, if such Foreign Person is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Person is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code, or any successor provisions thereto). Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a Lender determines in good faith that it has received a refund from a Government Authority relating to Taxes in respect of which the Borrower paid Additional Amounts or made a payment pursuant to Section 2.5(c), such Lender shall promptly pay such refund to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section shall require any Lender to disclose any information it deems confidential (including, without limitation, its tax returns) to any Person, including Borrower.

(f) For the avoidance of doubt, the provisions of this Section 2.5 shall not apply to payments on or under the Warrants or Warrant Shares.

Section 2.6 Costs, Expenses and Losses. If, as a result of any failure by the Borrower to pay any sums due under this Agreement on the due date therefor (after the expiration of any applicable grace periods), the Lenders shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties, the Borrower shall pay to the Lenders upon request by the Lenders, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Lenders setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loan or any portion thereof.

Section 2.7 Interest. The outstanding principal amount of the Notes shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each quarter). Interest shall be paid quarterly in arrears commencing on April 1, 2013 and on the first Business Day of each January, April, July and October thereafter (each, an “Interest Payment Date”).

Section 2.8 Interest on Late Payments. Without limiting the remedies available to the Lenders under the Transaction Documents or otherwise, to the maximum extent permitted by applicable law, if the Borrower fails to make a required payment of principal or interest with respect to the Loan when due the Borrower shall pay, in respect of such principal and interest at the rate per annum equal to the Interest Rate plus ten percent (10%) for so long as such payment remains outstanding. Such interest shall be payable on demand.

Section 2.9 Fee. On the Agreement Date, the Borrower shall pay to such entity affiliated with the Lenders as the Lenders shall direct a fee of $500,000.

Section 2.10 Delivery of Warrants.

(a) On the date hereof, the Borrower shall issue to the Lenders warrants to purchase an aggregate of 5,500,000 shares of Common Stock in substantially the form set forth on Exhibit D-1 hereto (the “Warrants”) at an initial Exercise Price of $2.63.

(b) All Warrants issued pursuant to this Section 2.10 shall be allocated among the Lenders as set forth on Schedule 1.

Section 2.11 AHYDO Catch-Up Provision. Notwithstanding anything in this Agreement to the contrary, commencing with the first “accrual period” (as defined under Treas. Reg. Sec. 1.1272-1(b)(1)(ii)) ending after the fifth anniversary of the Agreement Date, and each accrual period thereafter, Borrower shall, in respect of any Note, pay in cash, on or before the end of such accrual period, both the stated interest due and payable as set forth herein and any accrued and unpaid “original issue discount” (determined in accordance with Treas. Reg. Secs. 1.1273-1 and 1.1272-1) with respect to such Note if, but only to the extent that, the aggregate amount of such original issue discount that has accrued and has not been paid in cash from the Agreement Date through the end of such accrual period (treating any payments made pursuant to Section 2.3(a) and Section 2.3(e) of this Agreement as a payment of original issue discount to the full extent required under Treas. Reg. Sec. 1.1275-2(a)) exceeds the product of the “issue price” (as defined in Treas. Reg. Sec. 1.1273-2(a)(1)) of such Note and the “yield to maturity” (determined in accordance with Treas. Reg. Sec. 1.1272-1(b)) on such Note.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Borrower. The Borrower represents and warrants as of the Agreement Date that except as set forth in the Disclosure Schedule or the SEC Reports:

(a) The Borrower is conducting its business in compliance with its Organizational Documents, which are in full force and effect with no defaults outstanding thereunder.

(b) No Default or Event of Default (or any other default or event of default, however described) has occurred under any of the Transaction Documents.

(c) The Borrower (i) is capable of paying its debts as they fall due, is not unable and has not admitted its inability to pay its debts as they fall due, (ii) is not bankrupt or insolvent and (iii) has not taken action, and no such action has been taken by a third party, for the Borrower’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Borrower or any or all of its assets or revenues.

(d) No Lien exists on the Borrower’s assets, except for Permitted Liens.

(e) The Borrower’s obligation to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

(f) No Indebtedness of the Borrower exists other than Permitted Indebtedness.

(g) The Borrower is validly existing as a corporation in good standing under the laws of Delaware. The Borrower has full power and authority to own its properties and conduct its business as currently conducted, and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business makes such qualification necessary and in which the failure to so qualify or be in good standing would not have a Material Adverse Effect.

(h) There is not pending or, to the knowledge of the Borrower, threatened in writing, any action, suit or other proceeding before any Governmental Authority (a) to which the Borrower is a party or (b) which has as the subject thereof any assets owned by the Borrower. To the knowledge of the Borrower, there are no current or pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which the Borrower or any of its assets is subject.

(i) Each of the Transaction Documents has been duly authorized, executed and delivered by the Borrower, and constitutes a valid, legal and binding obligation of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) by equitable principles (regardless of whether enforcement is sought in equity or at law), (iii) rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity, and (iv) by applicable laws and principles of public policy in the case of indemnification provisions. The execution, delivery and performance of the Transaction Documents by the Borrower and the consummation of the transactions therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or, result in the creation or imposition of any Lien (other than the Lien in favor of the Lenders) upon any assets of the Borrower pursuant to, any agreement to which the Borrower is a party or by which the Borrower is bound or to which any of the assets of the Borrower is subject, (B) result in any violation of or conflict with the provisions of the Organizational Documents of the Borrower or (C) result in the violation of any law or any judgment, order, rule, regulation or decree of any Governmental Authority applicable to the Borrower, except, in the case of clause (C) above, for any such conflict, breach or violation that would not have a Material Adverse Effect. No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of any of the Transaction Documents or for the consummation by the Borrower of the transactions contemplated hereby except for such registrations and filings in connection with the issuance of the Warrants and Warrant Shares pursuant the Transaction Documents that are necessary to comply with federal and state securities laws, rules and regulations, such registrations and filings contemplated by the Registration Rights Agreement and filings contemplated by the Security Agreement. The Borrower has the corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated under the Transaction Documents.

(j) The Borrower holds, and is operating in compliance in all material respects with, all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and all Necessary Documents are valid and in full force and effect; and to its knowledge, the Borrower has not received written notice of any revocation or modification of any of the Necessary Documents, which revocation, modification or non-renewal, individually or in the aggregate, would result in a Material Adverse Effect, and the Borrower has no reason to believe that any of the Necessary Documents will not be renewed in the ordinary course. The Borrower is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(k) The Borrower has good and marketable title to all of its assets free and clear of all Liens except Permitted Liens. The property held under lease by the Borrower is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Borrower.

(l) The Borrower owns, possesses, licenses or has the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, or could obtain on commercially reasonable terms, all of the Intellectual Property (as defined below) that is necessary for the conduct of its business as currently conducted (the “IP”) except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower the material IP owned by the Borrower that is registered with or issued by a Governmental Authority is valid and enforceable and there is no outstanding, pending, or, to the knowledge of the Borrower, threatened in writing, action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of the Borrower in or to any IP and the Borrower has not received any written notice regarding any such action, suit, or other proceeding. To the knowledge of the Borrower, the Borrower has not infringed or misappropriated any material intellectual property rights of others. To the knowledge of the Borrower, there is no pending or threatened in writing action, suit, other proceeding or claim by others that the Borrower infringes upon, violates or uses the Intellectual Property rights of others without authorization; and the Borrower has not received any written notice regarding, any such action, suit, other proceeding or claim. The Borrower is not a party to or bound by any options, licenses, or agreements with respect to IP other than licenses entered into in the ordinary course of business. The term “Intellectual Property” as used herein means (i)

all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other intellectual property, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(m) The Borrower is not in violation in any material respect of the Organizational Documents of the Borrower, or in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject, except for such breaches or defaults as would not have a Material Adverse Effect.

(n) All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein and all other material Taxes, assessments and other governmental charges otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Agreement Date, no material Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any material claim for Taxes has been given or made in writing by any Governmental Authority. Each Tax Affiliate has properly withheld all material amounts required to be withheld by such Tax Affiliate from its respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

(o) The Borrower has not granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products to any other Person except in the ordinary course of business and is not bound by any agreement that affects the exclusive right of the Borrower to develop, manufacture, produce, assemble, distribute, license, market or sell its products except in the ordinary course of business.

(p) The Borrower: (A) is in compliance in all material respects with all Applicable Laws; (B) does not have any pending warning letter or other correspondence or notice from the FDA or any correspondence or notice from any other Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any Applicable Laws (together, the “Authorizations”); (C) possesses and complies in all material respects with the Authorizations, which are valid and in full force and effect except where the failure to possess or comply with any Authorization thereto would not result in a Material Adverse Effect; (D) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and has not received any written notice that any Governmental Authority is considering such action, in each case except as would not have a Material Adverse Effect; (E) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations, except as would not have a Material Adverse Effect; and (F) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Borrower’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action, in each case that except as would not have a Material Adverse Effect.

(q) The Borrower conducts no preclinical or clinical trials.

(r) The financial statements of the Borrower included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2012 together with the related notes fairly present in all material respects the financial condition of the Borrower as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved, subject, in the case of unaudited financial statements, to year-end adjustments; and, except as disclosed in such financial statements, there are no material off-balance sheet arrangements or any other relationships with unconsolidated entities or other persons, that may have a material current or, to the Borrower’s knowledge, material future effect on the Borrower’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

(s) The Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(t) (i) To the knowledge of the Borrower, no “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code, or any individual or class exemption issued and not exempt under ERISA Section 408 and the regulations and published interpretations thereunder has occurred with respect to any Employee Benefit Plan, except as for such transaction that would not have a Material Adverse Effect, (ii) at no time within the last seven (7) years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or has or had any liability or obligation in respect of any Employee Benefit Plan subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA or any multiple employer plan for which the Borrower or any ERISA Affiliate has incurred or could reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, (iii) no Employee Benefit Plan represents any current or future liability for retiree health, retiree life insurance, or other retiree welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or local law, (iv) each Employee Benefit Plan is and has been operated in compliance with its terms and all applicable laws, including but not limited to ERISA and the Code, except for such failures to comply that would not have a Material Adverse Effect, (v) no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject the Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or liability imposed by ERISA, the Code or other applicable law, except for any such tax, fine, lien, penalty or liability that would not, individually or in the aggregate, have a Material Adverse Effect, (vi) the Borrower does not maintain any Foreign Benefit Plan that could reasonably be expected to give rise to a material liability or material obligation for the Borrower, and (vii) the Borrower does not have any obligations under any collective bargaining agreement. As used in this clause (t), “Employee Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, including, without limitation, all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Borrower or any of its respective Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has any present or future obligation or liability; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any member of the Borrower’s controlled group as defined in Code Section 414 (b), (c), (m) or (o); and “Foreign Benefit Plan” means any Employee Benefit Plan established, maintained or contributed to outside of the United States of America or which covers any employee working or residing outside of the United States.

(u) The Borrower has no Subsidiaries other than as set forth on the Disclosure Schedule.

(v) Subsequent to December 31, 2012, the Borrower has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and there has not been any change in the capital stock (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants), or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock, of the Borrower, except as such transactions may have occurred under the Borrower’s equity compensation plans and/or employee stock purchase plan.

(w) All of the issued and outstanding shares of capital stock of the Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing; the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), have been duly authorized and the Warrant Shares when issued, delivered and paid for in accordance with the terms of the Warrants, will have been validly issued and will be fully paid and nonassessable. There are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of any shares of Common Stock, pursuant to the Borrower’s Organizational Documents or any agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound. All of the issued and outstanding shares of capital stock of each of the Borrower’s Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and the Borrower or its Subsidiaries owns of record and beneficially, free and clear of any claims, Liens, proxies, or equities, all of the issued and outstanding shares of such stock. There are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Borrower or any Subsidiary of the Borrower any shares of the capital stock of the Borrower or any Subsidiary of the Borrower, except for such options or rights issued pursuant to the Borrower’s equity compensation plans and/or employee stock purchase plan and the Warrants.

(x) No Subsidiary of the Borrower conducts any material part of the business conducted by the Borrower and each of its Subsidiaries taken as a whole.

Section 3.2 Borrower Acknowledgment. The Borrower acknowledges that it has made the representations and warranties referred to in Section 3.1 in connection with the Lenders entering into the Transaction Documents and that the Lenders have entered into the Transaction Documents on the basis of, and in full reliance on, each of such representations and warranties.

Section 3.3 Representations and Warranties of the Lenders. Each Lender represents and warrants to the Borrower as of the Agreement Date that:

(a) It is acquiring the Warrants and the Warrant Shares solely for its account for investment, not as an agent or nominee, and not with a view to or for resale in connection with any distribution of the Warrants or Warrant Shares or any part thereof.

(b) The Warrants and the Warrants Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Borrower is to be effected. It realizes that the basis for the exemptions may not be present if, notwithstanding its representations, such Lender has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. None of the Lenders has such present intention.

(c) The Warrants and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption for such registration is available.

(d) Neither the Warrants nor the Warrant Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met.

(e) Lender will not make any disposition of all or any part of the Warrants or Warrant Shares:

(i) Until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(ii) Unless pursuant to an exemption from registration under the Securities Act, including pursuant to Rules 144 or 144A (and the Borrower agrees that it will not require an opinion of counsel with respect to transactions under Rule 144 or Rule 144A of the Securities Act); or

(iii) Unless pursuant to a private sale effected under applicable formal or informal SEC interpretation or guidance, such as a so-called “4(1) and a half” sale pursuant to a legal opinion provided by Lender to the Borrower in the form annexed as Exhibit C to the Warrants.

(f) It understands and agrees that all certificates evidencing the shares to be issued to the Lenders upon exercise of the Warrants may bear a legend as set forth in the Warrants.

(g) Such Lender is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(h) Such Lender is duly organized and validly existing under the laws of the jurisdiction of its formation.

(i) Each Transaction Document to which it is a party has been duly authorized, executed and delivered by such Lender and constitutes the valid and legally binding obligation of such Lender, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(j) Such Lender has full power and authority to make the Disbursement and to enter into and perform its other obligations under each of the Transaction Documents and carry out the other transactions contemplated thereby.

(k) Such Lender (A) has had reasonable opportunity to ask questions of and receive answers from Borrower concerning the Transaction Documents, (B) has been permitted access, to such Lender’s satisfaction, to the SEC Reports, and (C) understands that the entry into the Transaction Documents and the investment in the securities issued thereunder is subject to risks as stated in the risk factors disclosed in the SEC Reports or as otherwise may be applicable to similar investments and acknowledges that it has had an opportunity to review, and upon review, fully understands such risk factors.

ARTICLE 4

CONDITIONS OF DISBURSEMENT

Section 4.1 Conditions to the Disbursement. The obligation of the Lenders to make the Disbursement shall be subject to the fulfillment of the following conditions:

(a) The Lenders shall have received executed counterparts of the Transaction Documents from the Borrower, a certificate as to Organizational Documents, resolutions, incumbency and an opinion of its counsel reasonably acceptable to the Lenders;

(b) All actions required to be taken by the Borrower pursuant to Section 2.10 shall have been taken;

(c) The Borrower shall have executed and delivered to the Lenders the Registration Right Agreement; and

(d) No Default or Event of Default has occurred or would result from the Disbursement.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1 Affirmative Covenants. Unless the Lenders holding a Majority in Interest of the Notes shall otherwise agree:

(i) The Borrower shall and shall cause its Subsidiaries to maintain its existence and qualify and remain qualified to do its business as currently conducted, except in each case (a) where the failure to so maintain such qualification would not reasonably be expected to have a Material Adverse Effect or (b) any Subsidiary may merge, liquidate or dissolve into another Subsidiary; provided that if any such event constitutes a Major Transaction and the Lenders holding a Majority in Interest do not exercise the put right provided for in Section 5.3, then the provisions of this Section 5.1(i) shall not have any force or effect with respect to such event.

(ii) The Borrower shall and shall cause its Subsidiaries to comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a Material Adverse Effect.

(iii) The Borrower shall obtain and shall cause its Subsidiaries to make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, authorizations and permits required to conduct their businesses, except where the failure to do so would not have a Material Adverse Effect.

(iv) The Borrower shall promptly notify the Lenders of the occurrence of (i) any Default or Event of Default and (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect provided that such notice shall be given concurrently with public disclosure of any such event.

(v) The Borrower shall maintain Cash and Cash Equivalents on the last day of each calendar quarter of not less than $2 million.

(vi) If the Borrower is not required to file reports pursuant to Sections 13 or 15(d) of the Exchange Act, the Borrower will provide to the Lenders quarterly financial statements for itself and its Subsidiaries within 45 days after the end of each quarter, and audited annual financial statements within 120 days after the end of each year prepared in accordance with GAAP with a report thereon by the Borrower’s independent certified public accountants. If the Borrower is required to file such reports, the Borrower will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act, and the Borrower and its Subsidiaries will provide to the Lenders copies of all documents, reports, financial data and other information not containing any material non-public information that the Lenders may reasonably request.

(vii) The Borrower shall not conduct a material part of its business conducted by the Borrower and its Subsidiaries taken as a whole, in whole or in part, through any Subsidiary other than a Domestic Subsidiary unless such Subsidiary executes and delivers to the Lenders a guaranty of the Obligations in a form satisfactory to the Lenders and, if requested by the Lenders, a security agreement in the form of the Security Agreement.

Section 5.2 Negative Covenants. Unless the Lenders holding a Majority in Interest of the Notes shall otherwise agree:

(i) The Borrower shall not and shall not permit any Subsidiary to (a) liquidate, provided that a Subsidiary may liquidate or merge into the Borrower or any other Subsidiary, or dissolve (unless, in any such case, such Subsidiary ceases to own any operating assets or conduct business), or (b) consummate any merger or consolidation, unless (x) the Borrower or a Subsidiary is the surviving corporation; provided that if any such event constitutes a Major Transaction and the Lenders holding a Majority in Interest do not exercise the put right provided for in Section 5.3, then the provisions of this Section 5.2(i) shall not have any force or effect with respect to such event.

(ii) The Borrower shall not establish any Domestic Subsidiary that conducts any material part of the business conducted by the Borrower and its Subsidiaries taken as a whole unless such Domestic Subsidiary executes and delivers to the Lenders a guaranty of the Obligations in a form reasonably satisfactory to the Lenders holding a Majority in Interest and the Borrower and, if requested by the Lenders, a security agreement in the form of the Security Agreement.

(iii) The Borrower shall not and shall not permit any Subsidiary to (i) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination or engage in any such transaction with an Affiliate of the Borrower in its capacity as such (other than Permitted Affiliate Transactions), in each case whereby its income or profits are, or might be, shared with another Person other than a Subsidiary except that the Borrower and/or any Subsidiary may enter into any collaborative arrangements, licensing agreements, joint ventures, partnerships and similar business arrangements relating to research involving, or development and/or commercial exploitation of, or the right to develop or commercially exploit, the technology, intellectual property or products of the Borrower/Subsidiary and/or the other party or parties thereto (including, without limitation, arrangements that involve the assignment or licensing of any existing or newly developed Intellectual Property under such arrangements or arrangements in respect of funding research and development in exchange for future distribution rights in a strategic arrangement), including any such arrangements whereby its income or profits are or might be shared with any other Person, (ii) enter into any management contract or similar arrangement whereby a substantial part of its business is managed by another Person (other than the Borrower or any Subsidiary), (iii) distribute, or permit the distribution of, any of its assets, including its intangibles, to any Affiliate of the Borrower (in its capacity as such) or any shareholder of the Borrower (in its capacity as such) or any equityholder of an Affiliate (in its capacity as such) except for Permitted Distributions and Permitted Affiliate Transactions or (iv) license or lease any of its assets except (a) in connection with any arrangements described in part (i) of this paragraph and (b) licenses or leases entered into in the ordinary course of business.

(iv) The Borrower shall not and shall not permit any Subsidiary to (a) create, incur or suffer any Lien upon any of its assets, except Permitted Liens or (b) assign, sell, transfer or otherwise dispose of, any Transaction Document, or its rights and obligations thereunder, except to the Borrower or a Subsidiary.

(v) The Borrower shall not and shall not permit any Subsidiary to create, incur, assume, guarantee or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

Section 5.3 Major Transaction. The Borrower shall give the Lenders notice of a Major Transaction at least 30 days prior to the consummation of such transaction but in any event not later than 5 Business Days following the first public announcement thereof. Within 5 days after the receipt of such notice the Lenders holding a Majority in Interest, in the exercise of their sole discretion, may deliver a notice to the Borrower (the “Put Notice”), that the Final Payment shall be due and payable simultaneously with the consummation of such Major Transaction. If the Lenders deliver a Put Notice, then simultaneously with consummation of such Major Transaction, the Borrower shall make the Final Payment to the Lenders.

Section 5.4 General Acceleration Provision upon Events of Default. If one or more of the events specified in this Section 5.4 shall have happened and be continuing beyond the applicable cure period (each, an “Event of Default”), the Lenders, by written notice to the Borrower, may declare the principal of, and accrued and unpaid interest on, the Notes or any part of any of them (together with any other amounts accrued or payable under the Transaction Documents) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Loan and all other rights acquired in connection with the Loan:

(a) The Borrower shall have failed to make payment of (i) principal under the Notes when due or (ii) any interest under the Notes when due and such failure shall have continued for five (5) Business Days.

(b) The Borrower shall have failed to comply with the due observance or performance of any covenant contained in this Agreement, the Security Agreement or the Notes (other than the covenants described in (a) above), and such failure shall not have been cured by the Borrower within 30 days after receiving written notice of such failure from the Lenders.

(c) Any representation or warranty made by the Borrower in any Transaction Document shall have been incorrect, false or misleading as of the date it was made.

(d) (i) The Borrower shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Borrower shall declare a moratorium on the payment of its debts; (iii) the commencement by the Borrower of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against the Borrower of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days; or (v) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection.

(e) One or more judgments against the Borrower or any Subsidiary or attachments against any of their respective property not covered by insurance in an amount individually or in the aggregate in excess of $250,000, remain(s) unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days from the date of entry of such judgment.

(f) Any authorization necessary for the execution, delivery or performance by the Borrower of any Transaction Document or for the validity or enforceability of any of the Obligations under any Transaction Document is not given or is withdrawn or ceases to remain in full force or effect.

(g) The validity of any Transaction Document shall be contested by the Borrower, or any treaty, law, regulation, communiqué, decree, ordinance or policy of any jurisdiction shall purport to render any material provision of any Transaction Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by the Borrower of the Obligations.

(h) There is a failure to perform any agreement to which the Borrower of any Subsidiary is a party resulting in a right by a third party to accelerate the maturity of any Indebtedness for borrowed money in an amount in excess of $250,000

(i) So long as the Lenders hold the Warrants, the occurrence of an Event of Default (as such term is defined in the Warrants).

Section 5.5 Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Notes (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 5.6 Recovery of Amounts Due. If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Lenders to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Lenders.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when read by electronic mail (sender shall have received a “read by recipient” confirmation) in each case addressed to a party. The addresses for such communications shall be:

If to the Borrower:

1380 Willow Road

Menlo Park, CA 94025

Attn: Stephen Moore

Email: smoore@pacificbiosciences.com

With copy to:

Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, CA 94304

Fax: 650-493-6811

Email: dpetkanics@wsgr.com

Attn: Donna Petkanics

If to the Lenders:

Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Fax: 212-599-3075

Email: dclark@deerfield.com

Attn: David J. Clark

With a copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022

Fax: (212) 940-8776

Email: mark.fisher@kattenlaw.com

Attn: Mark I. Fisher, Esq.

Section 6.2 Waiver of Notice. Whenever any notice is required to be given to the Lenders or the Borrower under the any of the Transaction Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3 Reimbursement of Legal and Other Expenses. If any amount owing to the Lenders under any Transaction Document shall be collected through enforcement of this Agreement, any Transaction Document or restructuring of the Loan in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Transaction Document) reasonable attorneys’ and other reasonable fees and out-of-pocket expenses incurred by the Lenders in respect of such collection.

Section 6.4 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) may be commenced non-exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of

Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury.

Section 6.5 Successors and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that Borrower may not assign or otherwise transfer all or any part of its rights under the Transaction Documents without the prior written consent of the Lenders; provided that the Borrower may assign or transfer all or any part of its rights under the Transaction Documents without the prior written consent of the Lenders in connection with a Major Transaction if the Lenders holding a Majority in Interest do not exercise the put right provided for in Section 5.3.

Section 6.6 Entire Agreement. The Transaction Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each the Borrower and Lenders holding a Majority in Interest.

Section 6.7 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8 Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9 Survival.

(a) This Agreement and all agreements, representations and warranties made in the Transaction Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until all amounts payable under the Transaction Documents shall have been fully paid in accordance with the provisions thereof, and the Lenders shall not be deemed to have waived, by reason of making the Loan, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Disbursement was made.

(b) The obligations of the Borrower under Section 1.4 and the obligations of the Borrower and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

Section 6.10 Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any other Transaction Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any other Transaction Document, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any other Transaction Document, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lenders upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lenders in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lenders in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11 Indemnity.

(a) The Parties shall, at all times, indemnify and hold each other (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) harmless in connection with any losses, damages, liabilities, penalties, or other expenses resulting from claims from third parties arising out of, or relating to, this Agreement or the Security Agreement or the use or intended use of the Loan other than in accordance with this Agreement, which an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, and over the Lenders or the Borrower, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction. The Indemnity is independent of and in addition to any other agreement of any Party under any Transaction Document to pay any amount to the Lenders or the Borrower, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement. None of the Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) under the Indemnity except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction.

(b) Promptly after receipt by an Indemnified Person under this Section 6.11 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Loss in respect thereof is to be made against any Party (the “Indemnifying Person”) under this Section 6.11, deliver to the Indemnifying Person a written notice of the commencement thereof, and the Indemnifying Person shall have the right to participate in, and, to the extent the Indemnifying Person so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Indemnifying Person and the Indemnified Person, as the case may be.

(c) An Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the Indemnifying Person, if, in the reasonable opinion of counsel for the Indemnifying Person, the representation by such counsel of the Indemnified Person and the Indemnifying Person would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. Notwithstanding the foregoing, the Indemnifying Person shall pay for only one separate legal counsel for the Indemnified Persons, and such legal counsel shall be selected by the Indemnifying Person. The failure to deliver written notice to the Indemnifying Person within a reasonable time of the commencement of any such action shall not relieve the Indemnifying Person of any liability to the Indemnified Person under this Section 6.11, except to the extent that the Indemnifying Person is actually prejudiced in its ability to defend such action. The indemnification required by this Section 6.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(d) Without prejudice to the survival of any other agreement of any of the Parties hereunder, the agreements and the obligations of the Parties contained in this Section 6.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Lenders hereunder.

Section 6.12 No Usury. The Transaction Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lenders for the Loan exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lenders shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the deemed rate of interest on account of the Loan is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement and the Notes.

Section 6.13 Further Assurances. From time to time, the Borrower shall perform any and all acts and execute and deliver to the Lenders such additional documents as may be necessary or as reasonably requested by the Lenders to carry out the purposes of any Transaction Document or to preserve and protect the Lenders’ rights as contemplated therein.

Section 6.14 Independent Transaction Documents. Each Transaction Document constitutes an independent agreement between the parties thereto (the “Transaction Parties”) and no Transaction Document shall be construed so as to affect the rights of the Transaction Parties to their rights and remedies under another Transaction Document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Lenders and the Borrower have caused this Agreement to be duly executed as of the 5th day of February 2013.

BORROWER:

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:	/s/ Susan K. Barnes
Name:	Susan K. Barnes
Title:	Executive Vice President and Chief Financial Officer

LENDERS:

DEERFIELD PRIVATE DESIGN FUND II, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS INTERNATIONAL MASTER FUND, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

SCHEDULE 1

LENDER	ALLOCATION OF DISBURSEMENT, PREPAYMENTS AND WARRANTS

Deerfield Special Situations International Master Fund, L.P.	$1,867,500
501,037 Warrants

Deerfield Special Situations Fund, L.P.	$2,632,500
706,280 Warrants

Deerfield Private Design Fund II, L.P.	$7,456,000
2,000,390 Warrants

Deerfield Private Design International II, L.P.	$8,544,000
2,292,293 Warrants

DISCLOSURE SCHEDULE

Permitted Indebtedness

None

Permitted Liens

Pacific Biosciences of California, Inc.:

Secured Party	Original UCC-1 File No.	Jurisdiction	Collateral

Air Liquide industrial U.S. LP	12 7330541935 (filed 09/25/2012)	California	Equipment

Wells Fargo Foothill	20100153761 (filed 1/15/2010)	Delaware	Equipment

Representations and Warranties (Section 3.1)

Foreign Benefit Plans (Section 3.1(s))

Benefit pension plan sponsored by Pacific Biosciences UK Ltd., currently administered by Scottish Widows PLC

Subsidiaries (Section 3.1(t))

Pacific Biosciences International LLC [including Taiwan Registered Office]

Pacific Biosciences UK Ltd.

Pacific Biosciences Germany GmbH

Pacific Biosciences Canada Limited

PacBio Singapore PTE. Limited

Pacific Biosciences Japan GK

Exhibit A

FOR PURPOSES OF SECTION 1272, 1273 AND 1275 OF THE CODE, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. BORROWER WILL PROVIDE PROMPTLY TO ANY LENDER, UPON WRITTEN REQUEST, THE ISSUE DATE, ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, AND YIELD TO MATURITY WITH RESPECT TO SUCH LENDER’S NOTE. ANY SUCH WRITTEN REQUEST SHOULD BE MADE TO PACIFIC BIOSCIENCES OF CALIFORNIA, INC., 1380 WILLOW ROAD, MENLO PARK, CA 94025, ATTENTION: [TITLE ONLY].

PROMISSORY NOTE

February 2013

FOR VALUE RECEIVED, Pacific Biosciences of California, Inc., a Delaware corporation (the “Maker”), by means of this Promissory Note (this “Note”), hereby unconditionally promises to [                    ] (the “Payee”), a principal amount equal to [                    ], in lawful money of the United States of America and in immediately available funds, on the dates provided in the Facility Agreement.

This Note is a “Note” referred to in the Facility Agreement dated as of February [    ], 2013 between the Maker, the Payee and the other parties thereto (as amended, restated, modified and supplemented and in effect from time to time, the “Facility Agreement”), with respect to the Loan made by the Payee thereunder. Capitalized terms used herein and not expressly defined in this Note shall have the respective meanings assigned to them in the Facility Agreement.

This Note shall bear interest on the principal amount hereof pursuant to the provisions of the Facility Agreement.

The Maker shall make all payments to the Payee of interest and principal under this Note in the manner provided in and otherwise in accordance with the Facility Agreement. The outstanding principal amount of this Note shall be due and payable in full on the Maturity Date.

If default (beyond any applicable grace period) is made in the punctual payment of principal or any other amount under this Note in accordance with the Facility Agreement, or if any other Event of Default has occurred and is continuing, this Note shall, at the Payee’s option exercised at any time upon or after the occurrence and during the continuance of any such payment default or other Event of Default and in accordance with the applicable provisions of the Facility Agreement, become immediately due and payable.

All payments of any kind due to the Payee from the Maker pursuant to this Note shall be made in the full face amount thereof. Subject to the terms of the Facility Agreement, all such payments will be free and clear of, and without deduction or withholding for, any present or future taxes. The Maker shall pay all and any costs (administrative or otherwise) imposed by the Maker’s banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

A-1

The Maker shall pay all costs of collection, including, without limitation, all reasonable, documented legal expenses and attorneys’ fees, paid or incurred by the Payee in collecting and enforcing this Note.

Other than those notices required to be provided by Payee to Maker under the terms of the Facility Agreement, the Maker and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Facility Agreement or the performance of the obligations under this Note and/or the Facility Agreement. No renewal or extension of this Note or the Facility Agreement, no release of any Person primarily or secondarily liable on this Note or the Facility Agreement, including the Maker and any endorser, no delay in the enforcement of payment of this Note or the Facility Agreement, and no delay or omission in exercising any right or power under this Note or the Facility Agreement shall affect the liability of the Maker or any endorser of this Note.

No delay or omission by the Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended only in a writing signed by the Maker and the Payee. This Note may be prepaid in whole or in part in accordance with the provisions of the Facility Agreement.

This Note, and any rights of the Payee arising out of or relating to this Note, may, at the option of the Payee, be enforced by the Payee in the courts of the United States of America located in the Southern District of the State of New York or in any other courts having jurisdiction. For the benefit of the Payee, the Maker hereby irrevocably agrees that any legal action, suit or other proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and hereby consents that personal service of summons or other legal process may be made as set forth in Section 6.1 of the Facility Agreement, which service the Maker agrees shall be sufficient and valid. The Maker hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of or relating to this Note or the transactions contemplated by this Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State.

[Signature page follows]

A-2

IN WITNESS WHEREOF, an authorized representative of the Maker has executed this Note as of the date first written above.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:
Name:
Title

A-3